Exhibit 3.3

                               Kroll & Tract LLP
                              520 Madison Avenue
                        New York, New York  10022-4235

                               October 22, 1996



Insured Municipals Income Trust,
  207th Insured Multi-Series
c/o The Bank of New York,
  As Trustee
101 Barclay Street, 17 West
New York, New York 10286

Dear Sirs:

     We have acted as special counsel for the Insured Municipals Income Trust, 207th Insured Multi-Series (the "Fund") consisting of California Insured Municipals Income Trust, Series 159, Florida Insured Municipals Income Trust, Series 108, New York Insured Municipals Income Trust, Series 137 and Pennsylvania Insured Municipals Income Trust, Series 224 (in the aggregate "Trusts" and individually "Trust") for the purposes of determining the applicability of certain New York taxes under the circumstances hereinafter described.

     The Fund is created pursuant to a Trust Agreement (the "Indenture"), dated as of today (the "Date of Deposit") among Van Kampen American Capital Distributors, Inc. (the "Depositor"), American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, and The Bank of New York as Trustee (the "Trustee"). As described in the prospectus relating to the Fund dated today to be filed as an amendment to a registration statement previously filed with the Securities and Exchange Commission (File No. 333-10929) under the Securities Act of 1933, as amended (the "Prospectus" and the "Registration Statement"), the objectives of the Fund are the generation of income exempt from Federal taxation and as regards each State Trust exempt from income tax, if any, of the State denominated in the name of that State Trust to the extent indicated in the Prospectus. No opinion is expressed herein with regard to the Federal or State tax aspects of the bonds, the Fund, the State Trusts, units of each State Trust (the "Units"), or any interest, gains or losses in respect thereof.

     As more fully set forth in the Indenture and in the Prospectus, the activities of the Trustee will include the following:

     On the Date of Deposit, the Depositor will deposit with the Trustee with respect to each of the Trusts, the total principal amount of interest bearing obligations and/or contracts for the purchase thereof together with an irrevocable letter of credit in the amount required for the purchase price and accrued interest, if any, and an insurance policy purchased by the Depositor evidencing the insurance guaranteeing the timely payment of principal and interest of the obligations comprising the corpus of such Trusts other than those obligations the timely payment of principal and interest of which are guaranteed by an insurance policy purchased by the issuer thereof or a prior owner, which may be the Depositor prior to the Date of Deposit, as more fully set forth in the Prospectus and the Registration Statement.

     We understand with respect to the obligations described in the preceding paragraph that all insurance, whether purchased by the Depositor, a prior owner or the issuer, provides, or will provide, that the amount paid by the insurer in respect of any bond may not exceed the amount of principal and interest due on the bond and such payment will in no event relieve the issuer from its continuing obligation to pay such defaulted principal and interest in accordance with the terms of the obligation.

     The Trustee will not participate in the selection of the obligations to be deposited in the Fund, and, upon the receipt thereof, will deliver to the Depositor a registered certificate for the number of Units representing the entire capital of each of the State Trusts as more fully set forth in the Prospectus and the Registration Statement. The Units, which are represented by certificates ("Certificates"), will be offered to the public by the Prospectus upon the effectiveness of the Registration Statement.

     The duties of the Trustee, which are ministerial in nature, will consist primarily of crediting the appropriate accounts with interest received by each of the State Trusts and with the proceeds from the disposition of obligations held in each of the State Trusts and the distribution of such interest and proceeds to the Unit holders of that State Trust. The Trustee will also maintain records of the registered holders of Certificates representing an interest in each State Trust and administer the redemption of Units by such Certificate holders and may perform certain administrative functions with respect to an automatic investment option.

     Generally, obligations held in the Fund may be removed therefrom by the Trustee only upon redemption prior to their stated maturity, at the direction of the Depositor in the event of an advance refunding or upon the occurrence of certain other specified events which adversely affect the sound investment character of the Fund, such as default by the issuer in payment of interest or principal on the obligation and no provision for payment is made therefor either pursuant to the portfolio insurance or otherwise and the Depositor fails to instruct the Trustee, within thirty (30) days after notification, to hold such obligation.

     Prior to the termination of the Fund, the Trustee is empowered to sell Bonds, from a list furnished by the Evaluator, only for the purpose of redeeming Units tendered to it and of paying expenses for which funds are not available. The Trustee does not have the power to vary the investment of any Unit holder in the Fund, and under no circumstances may the proceeds of sale of any obligations held by the Fund be used to purchase new obligations to be held therein.

     Article 9-A of the New York Tax Law imposes a franchise tax on business corporations, and, for purposes of that Article, Section 208 defines the term "corporation" to include, among other things, "any business conducted by a trustee or trustees wherein interest or ownership is evidenced by certificate or other written instrument."

     The Regulations promulgated under Section 208 provide as follows:

          The term "trust" includes any business conducted by a trustee or trustees in which interest or ownership is evidenced by certificate or other written instrument. Such a trust includes, but is not limited to, an association commonly referred to as a "business trust" or "Massachusetts trust". In determining whether a trustee or trustees are conducting a business, the form of the agreement is of significance but is not controlling. The actual activities of the trustee or trustees, not their purposes and powers, will be regarded as decisive factors in determining whether a trust is subject to tax under
          Article 9-A. The mere investment of funds and the collection of income therefrom, with incidental replacement of securities and reinvestment of funds, does not constitute the conduct of a business in the case of a trust. 20 NYCRR 1-2.3(b)(2) (July 11, 1990).

     New York cases dealing with the question of whether a trust will be subject to the franchise tax have also delineated the general rule that where a trustee merely invests funds and collects and distributes the income therefrom, the trust is not engaged in business and is not subject to the franchise tax. Burrell v. Lynch, 274 A.D. 347, 84 N.Y.S.2d 171 (3rd Dept.
1948), order resettled, 274 A.D. 1073, 85 N.Y.S.2d 705 (1949).

     In an opinion of the Attorney General of the State of New York, 47 N.Y. Att'y. Gen. Rep. 213 (Nov. 24, 1942), it was held that where the trustee of an unincorporated investment trust was without authority to reinvest amounts received upon the sales of securities and could dispose of securities making up the trust only upon the happening of certain specified events or the existence of certain specified conditions, the trust was not subject to the franchise tax.

     In the instant situation, the Trustee is not empowered to, and we assume will not, sell obligations contained in the corpus of the Fund and reinvest the proceeds therefrom. Further, the power to sell such obligations is limited to circumstances in which the creditworthiness or soundness of the obligation is in question or in which cash is needed to pay redeeming Unit holders or to pay expenses, or where the Fund is liquidated pursuant to the termination of the Indenture. Only in circumstances in which the issuer of an obligation attempts to refinance it can the Trustee exchange an obligation for a new security. In substance, the Trustee will merely collect and distribute income and will not reinvest any income or proceeds, and the Trustee has no power to vary the investment of any Unit holder in the Fund.

     Under Subpart E of Part I, Subchapter J of Chapter 1 of the Internal Revenue Code of 1986, as amended (the "Code"), the grantor of a trust will be deemed to be the owner of the trust under certain circumstances, and therefore taxable on his proportionate interest in the income thereof. Where this Federal tax rule applies, the income attributed to the guarantor will also be income to him for New York income tax purposes. See TSB-M-78(9) (C), New York Department of Taxation and Finance, June 23, 1978.

     Article 22 (Personal Income Tax) of the New York Tax Law imposes a tax on a New York State resident individual's State adjusted gross income. Such amount is defined by Section 612 as his Federal adjusted gross income, with an addition for interest income on the obligations of a State or political subdivision of a state other than New York, is excluded from his federal adjusted gross income. Such amount is defined by Section T46-112 of the Administrative Code of the City of New York as his Federal adjusted gross income, with an addition for interest income on the obligations of a state or political subdivision of a state other than New York, if excluded from his federal adjusted gross income. 48 U.S.C. Section 745 exempts interest on a bond issued by the Government of Puerto Rico or a political subdivision thereof from tax of the United States, of any State, and of any state's county, municipality, or municipal subdivision thereof. 48 U.S.C. Section 1423a exempts interest on a bond issued by the Government of Guam or by its authority from taxation by the United States, any state or political subdivision. The New York Trust holds only obligations issued by New York State or a political subdivision thereof or by the Government of Puerto Rico or a political subdivision thereof, or by the Government of Guam or by its authority.

     By letter, dated today, Messrs. Chapman and Cutler, counsel for the Depositor, rendered their opinion that each Unit holder of a State Trust will be considered as owning a share of each asset of that State Trust in the proportion that the number of Units held by such holder bears to the total number of Units outstanding and the income of a State Trust will be treated as the income of each Unit holder of that State Trust in said proportion pursuant to Subpart E of Part E, subchapter J of Chapter 1 of the Code.

     Based on the foregoing and of the opinion of Messrs. Chapman and Cutler, counsel for the Depositor, dated today, upon which we specifically rely, we are of the opinion that under existing laws, rulings, and court decisions interpreting the laws of the State and City of New York:

      1. Each of the State Trusts will not constitute an association taxable as a corporation under New York law, and, accordingly, will not be subject to tax on its income under the New York State franchise tax or the New York City general corporation tax.

     2. The income of each of the State Trusts will be treated as the income of the Unit holders under the income tax laws of the State and City of New York.

      3. Resident individuals of New York State and City will not be subject to the State or City personal income taxes on interest income on their proportionate shares of interest income earned by a State Trust on any obligation of New York State or a political subdivision thereof or of the Government of Puerto Rico or a political subdivision thereof or of the Government of Guam or by its authority, to the extent such income is excludable from Federal gross income under Code Section 103.

      4. Any amounts paid under the insurance policies purchased by the Depositor and deposited with the Trustee, as more fully described above, representing maturing interest on defaulted obligations held by the Trustee will not be subject to New York State or City income taxes if, and to the same extent as, such amounts would have been excludable from New York State or City income taxes if paid by the issuer. Paragraph 3 of this opinion is accordingly applicable to such policy proceeds representing maturing interest.

      5. Any amounts paid under an insurance policy purchased by the issuer of an obligation or a prior owner, as more fully described above, representing maturing interest on such defaulting obligation held by the Trustee will not be subject to New York State or City income taxes if, and to the same extent as, such amounts would have been excludable from New York State or City income taxes if paid by the issuer. Paragraph 3 of this opinion is accordingly applicable to such policy proceeds representing maturing interest.

      6. Resident individuals of New York State and City who hold Units will recognize gain or loss, if any, under the State or City personal income tax law if the Trustee disposes of a Fund asset. The amount of such gain or loss is measured by comparing the Unit holder's aliquot share of the total proceeds from the transaction with his basis for his fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his Units among each of the State Trust's assets (as of the date on which his Units were acquired) ratably according to their values as of the valuation date nearest the date on which he purchased such Units. A Unit holder's basis in his Units and of his fractional interest in the State Trust's assets must be reduced by the amount of his aliquot share of interest received by the State Trust, if any, on bonds delivered after the settlement date to the extent that such interest accrued on the Bonds during the period from the Unit holder's settlement date to the date such Bonds are delivered to that State Trust and must be adjusted for amortization of bond premium or accretion of original issue discount, if any, on tax-exempt obligations held by the State Trust.

      7. Resident individuals of New York State and City who hold Units will recognize gain or loss, if any, under the State or City personal income tax law if the Unit holder sells or redeems any Units. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of the Units redeemed or sold. Before adjustment, such basis would normally be cost if the Unit holder had acquired his Units by purchase, plus his aliquot share of advances by the Trustee to the Fund to pay interest on Bonds delivered after the Unit holder's settlement date to the extent that such interest accrued on the Bonds during the period from the settlement date to the date such Bonds are delivered to the Fund, but only to the extent that such advances are to be repaid to the Trustee out of interest received by the Fund with respect to such Bonds.

     8. Unit holders who are not residents of New York State are not subject to the personal income tax law thereof with respect to any interest or gain derived from a State Trust or any gain from the sale or other disposition of the Units, except to the extent that such interest or gain is from property employed in a business, trade, profession or occupation carried on in New York State.

     In addition, we are of the opinion that no New York State stock transfer tax will be payable in respect of any transfer of the Certificates by reason of the exemption contained in paragraph (a) of Subdivision 8 of Section 270 of the New York Tax Law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Units and to the use of our name and the reference to our firm in the Registration Statement and in the Prospectus.

                                    Very truly yours,


                                    Kroll & Tract LLP


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